Exhibit 16.1

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

February 6, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants to audit the consolidated financial statements of Advanced Emissions Solutions, Inc. (the Company) as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013 and to re-audit the consolidated financial statements as of and for the years ended December 31, 2012 and 2011. On January 23, 2015, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 29, 2015, and we agree with such statements, except that:

1.	we are not in a position to agree or disagree with the following forward looking statements or statements of the Company’s beliefs: the second sentence of the third paragraph; the fifth paragraph in its entirety; the first, second, fourth and fifth sentences of the eighth paragraph; the ninth paragraph in its entirety; the third sentence of the tenth paragraph; and the eleventh paragraph in its entirety;

2.	with respect to the third sentence in the eighth paragraph, we are not in a position to agree or disagree as to whether the three new directors, new Chief Financial Officer, Chief Accounting Officer and Corporate Controller, FTI Consulting, Inc., other consultants, accountants and staff were appointed to meet the Company’s filing obligations in a thorough and timely manner, however, we acknowledge that the Company did hire, engage or appoint such individuals subsequent to March 2014;

3.	with respect to the first sentence of the third paragraph, the date of our commencement as the Company’s independent registered public accountant should be March 19, 2013;

4.	with respect to the first sentence in the sixth paragraph, the matters listed were also discussed with management and the Audit Committee on multiple occasions prior to our resignation; and

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.

Securities and Exchange Commission

February 6, 2015

5.	with respect to the first bullet in the sixth paragraph, in addition to the internal review, the Audit Committee also requested the Company’s external legal counsel to investigate the accounting errors necessitating the restatements and the related underlying cause(s) of such errors.

Very truly yours,